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Filed pursuant to Rule 424(b)(5)
Registration No. 333-196720

Prospectus Supplement to Prospectus dated June 25, 2014

3,300,000 shares of common stock
            Warrants to purchase 1,650,000 shares of common stock

        We are offering 3,300,000 shares of our common stock, par value $0.001 per share, and common stock purchase warrants, or warrants, to purchase up to 1,650,000 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants). Each share of common stock is being sold together in a fixed combination with a warrant to purchase one half share of common stock at an initial exercise price of $2.45 per share for a term of five years. The fixed combination is being sold at a price of $2.00 per share and associated warrant. The shares of common stock and warrants are immediately separable and will be issued separately but can only be purchased together in this offering.

        Our common stock is listed on the NYSE MKT under the symbol "EMAN". The last reported sale price of our common stock on the NYSE MKT on May 18, 2017 was $2.45 per share. The warrants are not and will not be listed on any national securities exchange or other trading market.

        As of May 18, 2017 the aggregate market value of our outstanding common stock held by non-affiliates was $57.1 million based on 31,652,589 shares of outstanding common stock, of which 8,826,392 shares are held by non-affiliates, and a per share price of $2.50, based on the closing bid price of our common stock as quoted on the NYSE MKT on May 18, 2017. During the 12 calendar months prior to and including the date of this prospectus supplement, we did not sell any securities pursuant to General Instruction I.B.6. of Form S-3.

        Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading "Risk Factors" beginning on page S-6 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Fixed Combination of share and warrant	Total
Offering price(1)	$2.00	$6,600,000.00
Underwriting discounts and commissions(2)(3)	$0.12	$396,000.00
Proceeds, before expenses, to us(4)	$1.88	$6,204,000.00

(1)
Initial gross proceeds. If the warrants to purchase common stock are exercised in full, we will receive additional gross proceeds of $4.0 million in the aggregate.
(2)
We have agreed to reimburse the Representative for certain of its expenses and to issue common stock purchase warrants to the Representative as described under the "Underwriting" section on page S-21 of this prospectus supplement.
(3)
The underwriters will receive a reduced underwriting discount in respect to shares and warrants sold to certain existing shareholders and certain investors identified by us, if such shareholders or investors participate in this offering.
(4)
If the warrants to purchase common stock are exercised in full, net proceeds, before expenses, will increase to $10.2 million in the aggregate.

        Delivery of the shares and warrants will take place on or about May 24, 2017, subject to the satisfaction of certain conditions.

Rodman & Renshaw
a unit of H.C. Wainwright & Co.

Prospectus Supplement dated May 19, 2017

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference."

You should rely only on this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or incorporated by reference herein, is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus or any free writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

All references in this prospectus supplement or the accompanying prospectus to "eMagin Corporation," "eMagin," "the Company," "we," "us," and "our company" mean eMagin Corporation and its wholly owned subsidiary, Virtual Vision, Inc., unless we state otherwise or the context otherwise requires.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

S-ii

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our common stock is listed for trading on the NYSE MKT under the symbol "EMAN."

We have filed with the SEC a registration statement on Form S-3 (File No. 333-196720) under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus filed as part of the registration statement do not contain all the information set forth in the registration statement and its exhibits and schedules. For further information about us, this offering and our common stock, you may refer to the registration statement and to its exhibits and schedules as well as the documents described herein or incorporated herein by reference. You can review and copy these documents, without charge, at the public reference facilities maintained by the SEC or on the SEC's website as described above or you may obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We maintain a website at www.emagin.com. The information contained on or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on or accessible through our website to be part of this prospectus supplement or the accompanying prospectus.

S-iii

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement and accompanying prospectus (other than information deemed furnished pursuant to Items 2.02 and 7.01 of Form 8-K). The documents we are incorporating by reference are:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 29, 2017;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 11, 2017;

  •
  Our Current Report on Form 8-K filed with the SEC on May 18, 2017;

  •
  Our definitive Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed with the SEC on April 21, 2017 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016); and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-15751), filed with the SEC on May 12, 2010 (including any further amendment or reports filed with the SEC for the purpose of updating such description).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. You should direct written requests to:

Andrew G. Sculley, Chief Executive Officer
eMagin Corporation
2070 Route 52
Hopewell Junction, NY 12533
(845)-838-7900

S-iv

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on our management's belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect our results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as any amendments thereto reflected in subsequent filings with the SEC, and under the heading "Risk Factors" in this prospectus supplement and the accompanying prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus supplement and the accompanying prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus supplement is part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this prospectus supplement and the accompanying prospectus and in the documents that we reference herein and therein include statements about:

  •
  Our ability to successfully develop and market our products to customers;

  •
  Our ability to generate customer demand for our products in our target markets;

  •
  The development of our target markets and market opportunities, including our planned entry in the consumer market;

  •
  Our potential exposure to product liability claims;

  •
  Our ability to manufacture suitable products at competitive cost;

  •
  Our ability to successfully launch new equipment on our manufacturing line;

  •
  Market pricing for our products and for competing products; the extent of increasing competition;

  •
  Technological developments in our target markets and the development of alternate, competing technologies in them;

  •
  Our anticipated cash needs and our estimates regarding our capital requirements;

  •
  Our needs for additional financing, as well as our ability to obtain such additional financing on reasonable terms; and

S-v

  •
  Other risks and uncertainties referenced under "Risk Factors" below and in any applicable free writing prospectus and any documents incorporated by reference herein.

Forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in the documents that we reference herein and therein represents our views only as of the respective dates on which such statements were made. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date on which they were made.

S-vi

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including "Risk Factors" contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Overview

We are a leader in the manufacture of microdisplays using OLED (organic light emitting diode) technology. We design, develop, manufacture, and market OLED on silicon microdisplays, virtual imaging products that utilize OLED microdisplays, and related products. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology with silicon chips to produce high-resolution microdisplays one-inch diagonally and smaller which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer customers to develop and market improved or new electronic products, especially products that are mobile and highly portable so that people have immediate access to information and can experience immersive forms of communications and entertainment. We also develop and manufacture night vision products for the consumer market including a smart phone attachment and a wearable device.

We believe our OLED microdisplays offer a number of significant advantages over comparable liquid crystal microdisplays including sharply higher contrast, greater power efficiency, less weight, more compact size, and negligible image smearing. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay silicon backplane, resulting in compact, high resolution, power efficient systems. Already proven in military and commercial systems, our portfolio of OLED microdisplays deliver high-resolution, flicker-free virtual images that perform effectively even in extreme temperatures and high-vibration conditions We have developed our own intellectual property and accumulated over 15 years of manufacturing know-how to create high performance OLED microdisplays.

We were formed through the merger of Fashion Dynamics Corporation, which was organized on January 23, 1996 under the laws of the State of Nevada, and FED Corporation, a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. Simultaneous with this merger, we changed our name to eMagin Corporation. We are incorporated in the state of Delaware.

We derive the majority of our revenue from sales of our OLED microdisplay products. We also earn revenue from government, commercial and consumer product development contracts that may complement and support our internal research and development programs. In addition, we generate sales from optics and microdisplays combined with optics. Beginning in the first quarter of fiscal 2017, we introduced two consumer products, BlazeSpark and BlazeTorch.

The address of our principal executive offices is 2070 Route 52, Hopewell Junction, NY 12533 and our telephone number is (845) 838-7900.

THE OFFERING

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the terms of our common stock and the warrants, see the "Description of Securities" section in this prospectus supplement and the "Description of Capital Stock" section in the accompanying prospectus.

Common stock we are offering	3,300,000 shares.
Common stock to be outstanding after this offering	34,952,589 shares (as more fully described in the notes following this table.
Warrants we are offering

We are offering warrants to purchase 1,650,000 shares of common stock. Each warrant has an exercise price of $2.45 per share, is exercisable immediately upon issuance and has a term of five years from the initial exercise date. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. The warrants and shares of common stock underlying the warrants have been registered under our registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus forms a part. There is currently no market for the warrants and none is expected to develop after this offering. We do not intend to list the warrants on any national securities exchange or other trading market. See "Description of Securities" for additional information.

NYSE MKT symbol	Our common stock is quoted on the NYSE MKT under the symbol "EMAN."
Use of Proceeds

We estimate that the proceeds from this offering will be approximately $6.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See "Use of Proceeds" below.

Risk Factors

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading "Risk Factors" beginning on page S-6 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

The number of shares of common stock shown above to be outstanding after this offering is based on 31,652,589 shares outstanding as of March 31, 2017 and excludes:

  •
  5,044,631 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2017, at a weighted average exercise price of $2.97 per share;

  •
  7,545,333 shares of common stock issuable upon conversion of our outstanding Series B Convertible Preferred Stock;

  •
  2,947,949 shares of our common stock issuable upon the exercise of warrants issued in August 2016 outstanding as of March 31, 2017, at a weighted average exercise price of $2.60 per share, 383,500 shares of our common stock issuable upon the exercise of warrants issued in December 2015 outstanding as of March 31, 2017, at a weighted average exercise price of $2.05 per share and 100,000 shares of our common stock issuable upon the exercise of warrants issued in March 2017 outstanding as of March 31, 2017, at a weighted average exercise price of $2.25 per share;

  •
  1,650,000 shares of our common stock issuable upon the exercise of warrant offered hereby; and

  •
  99,000 shares of our common stock issuable upon the exercise of warrants we will issue to the Representative.

Unless otherwise stated, all information contained in this prospectus supplement assumes or gives effect to:

  •
  no exercise of the warrants to purchase common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth summary financial data and other operating information of our company. The summary consolidated statements of operations data for the years ended December 31, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2016 as set forth below are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and incorporated by reference herein. The summary consolidated statements of operations data for the three months ended March 31, 2016 and 2017 and the consolidated balance sheet data as of March 31, 2017 have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017 and incorporated by reference herein. These unaudited financial statements have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. The information is only a summary and you should read it in conjunction with our audited consolidated financial statements, including the related notes, and other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and incorporated by reference herein and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and incorporated by reference herein. Historical results are not necessarily indicative of the results for future periods.

Consolidated Statements of Operations Data:

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015
	(unaudited)
	(in thousands, except share and per share data)
Revenues:
Product	$4,381	$5,295	$17,265	$20,912
Contract	1,688	706	3,132	4,230
License	—	1,000	1,000	—

Total revenues, net	6,069	7,001	21,397	25,142

Cost of revenues:
Product	3,458	3,287	12,988	15,466
Contract	793	379	1,967	2,698
License	—	—	—	—

Total cost of revenues	4,251	3,666	14,955	18,164

Gross profit	1,818	3,335	6,442	6,978

Operating expenses:
Research and development	1,334	1,303	6,362	4,353
Selling, general and administrative	2,463	2,010	8,411	6,687

Total operating expenses	3,797	3,313	14,773	11,040

(Loss) income from operations	(1,979)	22	(8,331)	(4,062)
Other income (expense):
Interest expense, net	(35)	(10)	(30)	(43)
Other income, net	15	2	313	—

Total other income (expense), net	(20)	(8)	283	(43)

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015
	(unaudited)
	(in thousands, except share and per share data)
Loss (income) before provision for income taxes	(1,999)	14	(8,048)	(4,105)
Provision for income taxes	—	—	(1)	—

Net (loss) income	$(1,999)	$14	$(8,049)	$(4,105)

Less net income allocated to participating securities	—	3	—	—

Net loss (income) income allocated to common shares	$(1,999)	$11	$(8,049)	$(4,105)

Loss per share, basic	$(0.06)	$0.00	$(0.27)	$(0.16)

Loss per share, diluted	$(0.06)	$0.00	$(0.27)	$(0.16)

Weighted average number of shares outstanding:
Basic	31,628,997	29,388,104	30,172,927	25,296,040

Diluted	31,628,997	29,637,804	30,172,927	25,296,040

Consolidated Balance Sheet Data (in thousands):

	As of March 31, 2017 (unaudited)	As of December 31, 2016
	(in thousands)
Cash, cash equivalents	$3,750	$5,241
Working capital	9,098	11,198
Total assets	26,853	27,213
Total liabilities	8,140	6,753
Accumulated deficit	(220,986)	(218,987)
Total shareholder's equity	$18,713	$20,460

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus supplement to the accompanying prospectus and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are not the only ones facing us. Additional risks and uncertainties not presently known to us may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Common Stock and the Warrants

The market price of our common stock may be volatile.

The market price of our common stock has been subject to wide fluctuations. During our four most recently completed fiscal quarters, the closing price of our stock ranged from a low of $1.68 on April 12, 2016 to a high of $3.07 on August 5, 2016. The market price of our common stock in the future is likely to continue to be subject to wide fluctuations in response to various factors, including, but not limited to, the following:

  •
  variations in our operating results and financial conditions;

  •
  actual or anticipated announcements of technical innovations, new product developments, or design wins by us or our competitors;

  •
  general conditions in the semiconductor and flat panel display industries; and

  •
  worldwide economic and financial conditions.

In addition, the public stock markets have experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. The broad market fluctuations and other factors may continue to adversely affect the market price of our common stock.

There is no public market for the warrants to purchase common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to the shares of our common stock underlying such warrants, except as set forth in the warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants may never have any value.

The warrants comprising part of the fixed combinations being sold in this offering, which have an exercise price of $2.45 per whole share of common stock, will expire on the five year anniversary of the initial exercise date. In the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE MKT.

Market conditions may result in volatility in the level of, and fluctuations in, market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance. Concerns over global stability and economic conditions in the United States and abroad have contributed to the extreme volatility of the markets which may have an effect on the market price of our common stock.

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if we are successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-linked securities in the future at a time and price that we deem appropriate. As of March 31, 2017, we have outstanding common shares of 31,652,589 plus (i) options to purchase 5,044,631 shares, (ii) warrants to purchase 3,431,449 shares and (iii) convertible preferred stock to acquire 7,545,333 shares of common stock. If a significant number of our outstanding options are exercised, our shareholders may experience a substantial dilution in their percentage ownership of our company.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the offering price per fixed combination of the securities being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $2.00 per fixed combination and attributing no value to the warrants, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $1.30 per share in the net tangible book value of the common stock. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you would incur if you purchase securities in this offering.

Future issuances of our common stock could lower our stock price and dilute the interests of existing stockholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by investors who acquired such common stock in a private placement, could have a material adverse effect on the market price of our common stock.

Concentration of ownership of our stock may enable one shareholder or a small number of shareholders to significantly influence matters requiring shareholder approval.

As of March 31, 2017, Stillwater Holdings LLC (f/k/a Stillwater LLC) owned approximately 14% of our outstanding voting stock, Flat Creek Fiduciary Management, as trustee of a trust which the sole member of Stillwater Holdings LLC has investment control, owned approximately 9% of our outstanding voting stock, Stillwater Trust LLC owned 7% of our outstanding voting stock and the sole member of Stillwater Holdings LLC is the investment manager of Rainbow Gate Corporation, which owned approximately 4% of our outstanding voting stock. Together such shareholders owned approximately 34% of our outstanding voting stock. As a result, these shareholders, if they act together, may be able to exert a significant degree of influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Further, if these shareholders act together with another shareholder, Ginola Limited, which has common directors with Mount Union Corp., Chelsea Trust Company and Crestflower Corporation, as of March 31, 2017, they would collectively have represented approximately 46% of our outstanding voting stock. This concentration of ownership may facilitate or hinder a change of control and might affect the market price of our common stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders. Nevertheless, the ability to influence the election of our Board of Directors or otherwise have influence does not modify the fiduciary duties of our Board of Directors to represent the interests of all shareholders.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value

We do not intend to pay cash dividends. We last paid a dividend on our capital stock in 2012 and we do not anticipate paying any dividends in the foreseeable future. Consequently, any gains from an investment in our securities will likely depend on whether the price of our common stock increases.

We have not paid dividends on any of our capital stock since 2012. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our securities if the price of our common stock increases.

A provision in our certificate of incorporation and by-laws may prevent or delay an acquisition of our Company, which could decrease the market value of our common stock.

Provisions of Delaware law, our certificate of incorporation and our by-laws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable. These provisions may also prevent or delay attempts by stockholders to replace or remove our current management or members of our Board of Directors. These provisions include:

  •
  limitations on the removal of directors;

  •
  advance notice requirements for stockholder proposals and nominations;

  •
  the inability of stockholders to act by written consent or to call special meetings;

  •
  the ability of our Board of Directors to make, alter or repeal our by-laws; and

  •
  the authority of our Board of Directors to issue preferred stock with such terms as our Board of Directors may determine.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our Board of Directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

We are subject to significant corporate regulation as a public company and failure to comply with all applicable regulations could subject us to liability or negatively affect our stock price.

As a publicly traded company, we are subject to a significant body of regulation, including the Sarbanes-Oxley Act of 2002. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices in corporate governance and continue to update this program in response to newly implemented or changing regulatory requirements, we cannot provide assurance that we are or will be in compliance with all potentially applicable corporate regulations. For example, we cannot provide assurance that, in the future, our management will not find a material weakness in connection with its annual review of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We also cannot provide assurance that we could remediate any such weakness; our failure to do so would prevent our management from concluding that our internal control over financial reporting as of the end of our fiscal year is effective. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines or other sanctions or litigation. If we must disclose any material weakness in our internal control over financial reporting, our stock price could decline.

Risks Related to Our Intellectual Property

Third parties may assert claims against us which could harm our business.

We may face third party claims that our business practices or products infringe adversely held intellectual property rights. We may face third party claims that our employees or contractors have misappropriated and unlawfully disclosed to us for our benefit third party trade secrets or other proprietary information. Furthermore, we have agreed to indemnify customers for certain intellectual property claims brought against them. Defending any such claims, whether or not meritorious, would cause us to incur costs and may divert the attention of management and technical personnel. Resolution of any such claims by litigation or settlement may entail payment of damages, changes to our business practices or products, and changes in our relationships with our customers, employees, or contractors.

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $6.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes.

Contemporaneously with, or shortly after, the closing of this offering, we expect to terminate, our existing unsecured debt financing arrangement with Stillwater Trust, LLC, a significant investor in the Company. As of the date of this offering there were no amounts outstanding under this facility.

We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

 DILUTION

If you invest in our common stock and warrants, you will experience dilution to the extent of the difference between the public offering price per fixed combination (attributing no value to the warrants) and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of March 31, 2017, was approximately $18.5 million, or $0.59 per share of our common stock, based upon shares of our common stock outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2017. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock and warrants in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 3,300,000 shares of our common stock and warrants to purchase up to 1,650,000 shares of common stock in this offering at the public offering price of $2.00 per fixed combination and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of warrants in this offering, our as adjusted net tangible book value as of March 31, 2017, would have been approximately $24.5 million, or $0.70 per share. This represents an immediate increase in net tangible book value of $0.11 per share to existing stockholders and immediate dilution in net tangible book value of $1.30 per share to new investors purchasing our common stock and warrants in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Offering price per fixed combination		$2.00
Net tangible book value per share as of March 31, 2017	$0.59
Increase in net tangible book value per share attributable to new investors	$0.11

As adjusted net tangible book value per share as of March 31, 2017 after giving effect to this offering		$0.70

Dilution in net tangible book value per share to investors in this offering		$1.30

The foregoing table and discussion is based on 31,652,589 shares outstanding as of March 31, 2017 and excludes:

  •
  5,044,631 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2017, at a weighted average exercise price of $2.97 per share;

  •
  7,545,333 shares of common stock issuable upon conversion of our outstanding Series B Convertible Preferred Stock;

  •
  2,947,949 shares of our common stock issuable upon the exercise of warrants issued in August 2016 outstanding as of March 31, 2017, at a weighted average exercise price of $2.60 per share, 383,500 shares of our common stock issuable upon the exercise of warrants issued in December 2015 outstanding as of March 31, 2017, at a weighted average exercise price of $2.05 per share and 100,000 shares of our common stock issuable upon the exercise of warrants issued in March 2017 outstanding as of March 31, 2017, at a weighted average exercise price of $2.25 per share;

  •
  1,650,000 shares of our common stock issuable upon the exercise of warrant offered hereby; and

  •
  99,000 shares of our common stock issuable upon the exercise of warrants we will issue to the Representative.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2017:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to our sale in this offering of shares of common stock and warrants to purchase shares of common stock at $2.00 per combination and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with "Use of Proceeds" as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2017
	Actual	As Adjusted
	(unaudited) (amounts in thousands, except share data)
Cash, cash equivalents	$3,750	$9,704

Shareholders' equity:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2017, actual and as adjusted	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 31,814,655 shares as of March 31, 2017(1)	32	35
Additional paid-in capital	240,167	246,118
Accumulated deficit	(220,986)	(220,986)
Treasury stock, 162,066 shares as of March 31, 2017	(500)	(500)

Total stockholders' equity	18,713	24,667

Total capitalization	$18,713	$24,667

(1)
The number of shares of our common stock in the table above excludes:

•
5,044,631 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2017, at a weighted average exercise price of $2.97 per share;

•
7,545,333 shares of common stock issuable upon conversion of our outstanding Series B Convertible Preferred Stock;

•
2,947,949 shares of our common stock issuable upon the exercise of warrants issued in August 2016 outstanding as of March 31, 2017, at a weighted average exercise price of $2.60 per share, 383,500 shares of our common stock issuable upon the exercise of warrants issued in December 2015 outstanding as of March 31, 2017, at a weighted average exercise price of $2.05 per share and 100,000 shares of our common stock issuable upon the exercise of warrants issued in March 2017 outstanding as of March 31, 2017, at a weighted average exercise price of $2.25 per share;

•
1,650,000 shares of our common stock issuable upon the exercise of warrant offered hereby; and

•
99,000 shares of our common stock issuable upon the exercise of warrants we will issue to the Representative.

 PRICE RANGE OF COMMON STOCK

Our common stock trades on the NYSE MKT under the symbol "EMAN". The following table shows the high and low sale prices per share of our common stock and per warrant as reported on NYSE MKT for the periods indicated.

	High	Low
Year ending December 31, 2017
First quarter	$2.85	$2.10
Second quarter (through May 18, 2017)	2.45	2.30
Year ended December 31, 2016
First quarter	2.08	1.31
Second quarter	2.03	1.68
Third quarter	3.07	1.97
Fourth quarter	2.79	1.95
Year ended December 31, 2015
First quarter	3.74	2.21
Second quarter	3.41	2.03
Third quarter	2.91	2.32
Fourth quarter	2.56	1.35

On May 18, 2017, the last reported sale price for our common stock on NYSE MKT was $2.45 per share. As of May 18, 2017, there were approximately 253 record holders of our common stock. This does not include persons whose stock is in nominee or "street name" accounts through brokers.

 DIVIDEND POLICY

We do not anticipate paying any dividends in the foreseeable future. Future decisions to pay cash dividends are at the discretion of our Board of Directors. We currently intend to retain any future profits for use in the development and expansion of our business and for general corporate purposes.

DESCRIPTION OF SECURITIES

In this offering, we are offering 3,300,000 shares of common stock and warrants to purchase up to 1,650,000 shares of common stock. This prospectus supplement also relates to the offering of shares of our common stock upon the exercise, if any, of the warrants issued in this offering.

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2017, there were 31,652,589 shares of our common stock outstanding, 5,659 shares of our preferred stock outstanding, warrants issued in December 2015 to purchase 383,500 shares of our common stock, warrants issued in August 2016 to purchase 2,947,949 shares of our common stock outstanding and warrants issued in March 2017 to purchase 100,000 shares of our common stock outstanding.

Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Warrants

The warrants will be issued in certificated form. Each warrant will be exercisable immediately upon issuance at an exercise price of $2.45 per share, subject to adjustment. The warrants will be exercisable for five years from the date of issuance, but not thereafter. A holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, upon election of holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the "Beneficial Ownership Limitation"); provided, however, that upon prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us. Investors who already beneficially hold in excess of 9.99% of our outstanding shares of common stock at closing may elect to not be subject to this Beneficial Ownership Limitation.

The exercise price and number of the shares of our common stock issuable upon the exercise of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, as described in the warrants. The warrant holders will also be permitted to participate on an as-exercised to common stock basis in any subsequent rights offering by us, if any, and in any special distributions of assets by us, if any.

The warrants will be exercisable on a "cashless" basis if we do not maintain a current registration statement registering the issuance of the warrant shares upon exercise under the Securities Act. In addition, the warrants will survive any acquisition of the Company.

For the complete terms of the warrant, you should refer to the form of warrant which is filed as an exhibit to a Current Report on Form 8-K filed with the SEC in connection with this offering and is incorporated by reference into the registration statement of which this prospectus supplement is part.

 CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of common stock and warrants by "U.S. Holders" (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;

  •
  a bank, financial institution or insurance company;

  •
  a regulated investment company, a real estate investment trust or grantor trust;

  •
  a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;

  •
  a person holding the common stock or warrants as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell common stock or warrants under the constructive sale provisions of the Code;

  •
  a trader in securities that has elected the mark-to-market method of tax accounting for securities;

  •
  an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;

  •
  a person who is a partner or investor in a partnership or other pass-through entity that holds the common stock or warrants;

  •
  a U.S. person whose "functional currency" is not the U.S. dollar;

  •
  persons that own, or are deemed to own, more than five percent of our capital stock;

  •
  persons who do not hold our common stock or warrants units as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes);

  •
  persons that acquire our common stock or warrants through the exercise of employee stock options or otherwise as compensation for services; or

  •
  a U.S. expatriate.

For purposes of this discussion, a "U.S. holder" is a beneficial owner of a warrant or a share of common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds shares of common stock or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of common stock or warrants or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of the warrants or shares of common stock.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK OR WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR ANY NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Investment Unit

The common stock and warrants should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and one warrant to acquire one half share of our common stock. For U.S. federal income tax purposes, the purchase price paid for each investment unit will be allocated between the shares of common stock and the warrants based on their respective relative fair market values. This allocation will be based upon our determination of the relative values of the warrants and of our common stock, which we will complete following the closing of the offering. Pursuant to this treatment, a holder's initial tax basis in the common stock and the warrants included in each unit should equal the portion of the purchase price of the unit allocated thereto. While uncertain, the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that this allocation is binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the tax year that includes your acquisition date of the unit that your allocation of the purchase price is different than our allocation. This allocation is not binding, however, on the IRS or the courts. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a unit, and the allocation of the purchase price paid for a unit.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock and Warrants

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder's tax basis in its common stock and then as gain from the sale or exchange of the common stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual.

Distributions to U.S. holders that are corporate shareholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale or Other Disposition of Common Stock or Warrants

A U.S. holder of common stock or warrants will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock or warrants in an amount equal to the difference between such U.S. holder's amount realized on the sale and its adjusted tax basis in the common stock or warrants sold. A U.S. holder's amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock or warrants. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the common stock or warrants are held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Exercise of Warrants

Except as discussed below with respect to a cashless exercise of a warrant or with respect to cash in lieu of a fractional share, upon the exercise of a warrant for common stock, a U.S. holder generally will not recognize gain or loss and will have a tax basis in the common stock received upon exercise equal to the U.S. holder's tax basis in the warrant, plus the exercise price of the warrant less any portion of the tax basis attributable to receipt of cash in lieu of a fractional share. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the warrant. Your receipt of cash in lieu of a fractional share of common stock will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in the recognition of capital gain or loss equal to the difference between the amount of cash received and your adjusted U.S. federal income tax basis in the warrant that is allocable to the fractional share you are deemed to have received.

The tax treatment of a cashless exercise of a warrant (i.e., where a portion of the holder's warrants are surrendered (the "Surrendered Warrants") as the exercise price for other warrants to be exercised (the "Exercised Warrants") as described above under "Description of Securities – Exercise") is uncertain. Although the matter is not free from doubt, a cashless exercise should be treated as a tax-free transaction in which a holder's tax basis in the common stock received should equal the sum of the U.S. holder's tax basis in the Surrendered Warrants and the Exercised Warrants. It is also possible, however, that a cashless exercise could be treated as a taxable transaction, and a U.S. Holder could recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and such U.S. holder's tax basis in the Surrendered Warrants. In this case, a U.S. Holder's tax basis in the common stock received should equal the sum of the exercise price deemed paid and the U.S. Holder's tax basis in the warrants exercised.

The holding period for common stock acquired in a cashless exercise will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for a share of common stock acquired in a cashless exercise would include the holding period of the Surrendered Warrants and Exercised Warrants if the cashless exercise is treated as a tax-free transaction. The holding period for a share of common stock acquired in a cashless exercise would begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange or treated similarly to a cash exercise (even if otherwise a tax-free transaction). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Lapse of Warrants

If a warrant is allowed to lapse unexercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long-term capital loss if the warrant has been held for more than one year as of the date the warrant lapsed. The deductibility of capital losses is subject to limitations.

Certain Adjustments to Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder's proportionate interest in our "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). In this regard, adjustments to the conversion rate of the notes that are not made in connection with other shareholders of the Company receiving a distribution of money or other property generally will not give rise to a deemed distribution. Furthermore, adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. Any deemed distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate beneficial owners. It is also not clear whether corporate beneficial owners would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of common stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK OR WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Pursuant to the Underwriting Agreement with H.C. Wainwright & Co., LLC as representative of the underwriters named below, we have agreed to issue and sell, and the Underwriters have severally and not jointly agreed to purchase, as principals, subject to compliance with all necessary legal requirements and the terms and conditions contained in the Underwriting Agreement, a total of fixed combinations, each consisting of a share and a warrant to purchase one half share, at the public offering price of $2.00 per fixed combination, less the underwriting discount, on the closing date. The public offering price shown on the cover of this prospectus supplement was determined by negotiation between us and the Representative and based on market conditions. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to the Underwriters, and each Underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of fixed combinations listed next to its name in the following table:

Number of Fixed Combinations
H.C. Wainwright & Co., LLC	3,300,000

Total	3,300,000

The Underwriters propose to offer the fixed combinations initially at the public offering price. After a reasonable effort has been made to sell all of the combinations at the public offering price, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the combinations remaining unsold. Any such reduction will not affect the proceeds received by us.

The obligations of the Underwriters under the Underwriting Agreement are several, and not joint, and may be terminated at their discretion at any time prior to any closing date upon the occurrence of certain events specified in the Underwriting Agreement including standard "material adverse effect out" and "market out" rights of termination. In the event the Underwriting Agreement is terminated pursuant to its terms, we shall be obligated to pay the Underwriters their actual and accountable out of pocket expenses related to the transactions contemplated therein then due and payable, including the fees and disbursements of Underwriters' legal counsel, provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of the Underwriting Agreement.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Fixed Combination of share and warrant	Total
Offering price	$2.00	$6,600,000
Underwriting discounts and commissions(1)	$0.12	$396,000
Proceeds, before expenses, to us	$1.88	$6,204,000

(1)
The underwriters will receive a reduced underwriting discount in respect to shares and warrants sold to certain existing shareholders and certain investors identified by us, if such shareholders or investors participate in this offering.

The Underwriters are obligated to take up and pay for all the combinations offered by this prospectus supplement if any are purchased under the Underwriting Agreement, subject to certain exceptions. We have agreed in the Underwriting Agreement to reimburse the Representative for its expenses in connection with the offering, including its legal fees, in an amount not to exceed $100,000.

We have agreed, pursuant to the Underwriting Agreement, to indemnify the Underwriters, and each dealer selected by each Underwriter that participated in the Offering (each, a "Selected Dealer") and each of their respective directors, officers and employees and each person, if any who controls such Underwriter or any Selected Dealer against certain liabilities, including liabilities under U.S. securities laws in certain circumstances or to contribute to payments the Underwriters may have to make because of such liabilities.

We have agreed in the Underwriting Agreement that from the date of the Underwriting Agreement until 90 days thereafter, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents.

In addition, we have agreed to issue to the Representative a number of common stock warrants to purchase up to 99,000 or 3% of the aggregate number of shares of common stock sold in this offering. The representative warrants will have substantially the same terms as the warrants being sold in this offering, except that the representative warrant shall expire on five year anniversary of the effective date of this offering and have an exercise price equal to $2.50 or 125% of the public offering price per fixed combination. Pursuant to FINRA Rule 5110(g), the representative warrants and any shares issued upon exercise of the representative warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the representative or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period. The representative warrants and the shares of common stock underlying the representative warrants are not included on the registration statement of which this prospectus supplement forms a part. Upon completion of this offering, we have granted the representative a right of first refusal to act as sole bookrunner, placement agent or manager in connection with any subsequent public or private offering of equity securities, debt financing or refinancing, or other capital markets financing by us. This right of first refusal extends for 6 months from the closing date of this offering. The terms of any such engagement of the representative will be determined by separate agreement.

As a condition precedent to the Underwriters' obligation to close the Offering, subject to customary exemptions permitting dispositions to trusts for the direct or indirect benefit of the director or officer and/or the immediate family of such person and pursuant to any existing 10b5-1 plans, all directors and officers of the Company shall be required to execute and deliver written undertakings in favor of the Underwriters agreeing not to sell, transfer, pledge (other than as disclosed to the Underwriters in writing), assign, or otherwise dispose of any of our securities owned, directly or indirectly by such directors or officers, until 60 days following the closing date, without the prior written consent of the Representative.

A prospectus in electronic format may be made available on the websites maintained by one or more of the Underwriters, or selling group members, if any, participating in this offering and one or more of the Underwriters participating in this offering may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on the websites of any such Underwriter or selling group member is not part of this prospectus. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Underwriters and selling group members that will make internet distributions on the same basis as other allocations.

A copy of the Underwriting Agreement and the form of Warrant will be included as exhibits to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this Offering.

 LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Ellenoff Grossman & Schole LLP, New York, New York is representing the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of eMagin Corporation as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016 have been incorporated by reference herein in reliance upon the report of RSM US LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$80,000,000
Common Stock
Preferred Stock
Warrants
Units

        We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, or units having an aggregate initial offering price not exceeding $80,000,000. The preferred stock, warrants, and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours.

        Each time we sell a particular class or series of securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest in any securities.

        This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

        Our common stock is presently listed on The NYSE MKT LLC under the symbol "EMAN". On June 12, 2014, the last reported sale price of our common stock was $2.44.

        These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis. See "Plan of Distribution" in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

        Investing in our securities involves various risks. See "Risk Factors" contained herein for more information on these risks. Additional risks will be described in the related prospectus supplements under the heading "Risk Factors." You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 25, 2014

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time having an aggregate initial offering price of $80,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption "Where You Can Find More Information."

        This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus, including the section titled "Risk Factors," and the accompanying prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

OUR BUSINESS

Introduction

        eMagin Corporation ("eMagin, "we," "our," or "us,") is a leader in the manufacture of microdisplays using OLED (organic light emitting diode) technology. We design, develop, manufacture, and market OLED on silicon microdisplays, virtual imaging products which utilize OLED microdisplays, and related products. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer ("OEM") customers to develop and market improved or new electronic products, especially products that are mobile and highly portable so that people have immediate access to information and may experience immersive forms of communications and entertainment.

        We believe our OLED microdisplays offer a number of significant advantages over comparable liquid crystal microdisplays (LCDs) including greatly increased power efficiency, less weight, and dramatically higher contrast, with expected lower overall system costs relative to alternative microdisplay technologies. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay silicon backplane, resulting in compact, high resolution, power efficient systems. Already proven in military and commercial systems, our portfolio of OLED microdisplays deliver high-resolution, flicker-free virtual images, working effectively even in extreme temperatures and high-vibration conditions We have developed our own intellectual property and accumulated over 10 years of manufacturing know-how to create high performance OLED microdisplays.

        eMagin Corporation was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. Simultaneous with this merger, we changed our name to eMagin Corporation. eMagin is incorporated in the state of Delaware.

        We derive the majority of our revenue from sales of our OLED microdisplay products. We also generate revenue from sales of optics, microdisplays combined with optics ("microviewers"), and virtual imaging systems. In addition we earn revenue from both government and commercial development contracts that in some cases complement and support our internal research and development programs.

Our Technology Platforms

Small Molecule, Top-Emitting Active Matrix OLED Technology

        There are two basic classes of OLED technology, dubbed single molecule or small molecule (monomer) and polymer. Our microdisplays are currently based upon active matrix small molecule OLED technology, which we refer to as active matrix OLED ("AMOLED") because we build the displays directly onto silicon chips. Our AMOLED technology uniquely permits millions of individual low-voltage light sources to be built on low-cost, silicon computer chips to produce single color, white or full-color display arrays. Using our OLED technology, many computer and video electronic system functions can be built directly into the silicon chip, under the OLED film, resulting in very compact, integrated systems with lower overall system costs relative to alternative technologies.

        OLEDs are thin films of stable organic materials that emit light of various colors when a voltage is impressed across them. OLEDs are emissive devices, which mean they create their own light, as opposed to liquid crystal displays, which require a separate light source. As a result, our OLED microdisplays use less power and can be capable of higher brightness and fuller color than liquid crystal microdisplays. Because the light they emit is Lambertian, which means that it appears equally bright from most forward directions, a moderate movement in the eye does not change the image brightness or color as it does in other technologies.

        We have developed numerous and significant enhancements to OLED microdisplay technology as well as key silicon circuit designs to effectively incorporate the OLED film on a silicon integrated circuit. For example, we have developed a unique, top-emitting structure for our OLED devices that enables OLED displays to be built on opaque silicon integrated circuits rather than only on glass. Our OLED microdisplays emit full visible spectrum light that is isolated with color filters to create full color images. Our microdisplays have a brightness that can be greater than that of a typical notebook computer and can have a potential useful life of over 50,000 operating hours, in certain applications. New materials and device improvements, such as our recently developed OLED-XL™ technology, offer the potential for even better performance for brightness, efficiency, and lifespan. In addition to our active matrix OLED technology, we have developed compact optic and lens enhancements which, when coupled with the microdisplay, provide the high quality large screen appearance that we believe a large proportion of the marketplace demands.

        We believe that our AMOLED technology provides significant advantages over other microdisplay technologies in our targeted microdisplay markets. We believe these key advantages include:

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  Low power consumption for improved battery life and longer system life;

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  High-speed performance resulting in clear video images;

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  Wide angle light emission resulting in large apparent screen size;

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  Wide operating temperature range;

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  Good environmental stability (vibration and humidity);

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  Low manufacturing cost; and

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  Low cost system solutions.

Prism Optics

        High quality, large view lenses with a wide range for eye positioning are essential for using our displays in near-eye systems. We have developed advanced molded plastic prism lenses which permit our AMOLED microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. We have engaged a firm to manufacture our lenses in order to provide them in larger quantities to our customers and are using them in certain of our own systems.

Our Market Opportunities

        The markets we target broadly fall into the categories of military, industrial/medical, and consumer though many products serve multiple markets ("dual use"). Within each of these market sectors, we believe that our OLED microdisplays, when combined with compact optic lenses, will become a key component for a number of mobile electronic products. Many of these products employ head-wearable displays that incorporate microdisplays mounted in or on eyeglasses, goggles, simple headbands, helmets, or hardhats, and are often referred to as head-mounted displays (HMDs) or headsets. Head-wearable displays may block out surroundings for a fully immersive experience, or be designed as "see-through" or "see-around" to the user's surroundings. They may contain one (monocular) or two (binocular) displays. Some of the increased current interest is due to accelerating the timetable to adapt such systems to military applications such as night vision and fire and rescue applications. Microdisplays are also widely used in camera viewfinders and some OLED microdisplays are being introduced in this market.

Military

        Properly implemented, we believe that head-mounted systems incorporating our microdisplays increases the user's effectiveness by allowing hands-free operation and increasing situational awareness with enough brightness for use in daylight, yet controllable for nighttime light security. As a COTS (commercial off the shelf) component, OLED microdisplays intrinsically demonstrate performance characteristics important to military and other demanding commercial and industrial applications, including high contrast, wide dimming range, shock and vibration resistance and insensitivity to high G-forces. The image does not suffer from flicker or color breakup in vibrating environments, and the microdisplay's wide viewing angle allows ease of viewing for long periods of time. Most importantly, our OLED's very low power consumption reduces battery weight and increases allowed mission length. The OLED's inherent wide temperature tolerance range is of special interest for military applications because the display can turn on instantly at temperatures far below freezing and can operate at very high temperatures in desert conditions. Our microdisplay products provide power advantages over other microdisplay technologies, particularly liquid crystal displays which require backlights and heaters and cannot provide instant-on capabilities at low temperatures.

        Our products' military applications primarily fall into three broad areas: (1) helmet-mounted displays for situational awareness and data, (2) night vision/thermal imaging goggles and viewers, and (3) training and simulation devices. Similar systems are of interest for other military applications as well as for demanding operations such as urban security, homeland defense, fire and rescue.

        Situational Awareness.    Situational awareness products include head-mounted displays that are used to display such things as digital maps or sensor imagery. Handheld imagers also provide improved situational awareness for surveillance and training. In certain situations these products are combined with a weapon system in order to give the user the capability of selecting targets without direct exposure. Our OLED microdisplays have been incorporated into both U.S. and foreign military situational awareness programs.

        Night Vision/Thermal Imaging.    Night vision goggles allow the user to see in low light conditions. Most versions include two different technologies: infrared/thermal and image intensification. Third and fourth generation military devices usually use some combination of the two modes. Thermal imagers detect infrared energy (heat) and convert it into an electronic signal. The resulting signal needs to be presented on a display. Heat sensed by an infrared camera can be very precisely quantified, or measured, allowing the user to not only monitor thermal performance, but also identify and evaluate the relative severity of heat-related problems. Thermal imaging systems can be stand-alone handheld systems or integrated as part of the aiming mechanism for a larger system. Our OLED microdisplays are typically targeted to uncooled systems, as opposed to systems that require external cooling in order to increase their sensitivity. Advances in sensor technology, both in sensitivity and resolution as well as economic efficiency, have been the driving factors in the adoption of thermal technologies for military applications. The power efficiency and environmental ruggedness of our products are strong competitive advantages, particularly in these small handheld non-cooled systems. Fielded products incorporating eMagin OLED microdisplays include Northrop Grumman's Lightweight Laser Designator Rangefinders (LLDR), Thales SOPHIE™ handheld thermal imagers, and Thales MINIE™, LUCIE™, and MONIE™ night vision goggles.

        Training and Simulation.    Our OLED microdisplays and our Z800 3DVisor are used by OEMs for use with their simulation and training products. The Z800's capability to integrate 360 degree head tracking and stereo vision, as well as its wide field of view are attractive attributes for any simulation or virtual reality system. The companies that incorporate our OLEDs in their training and simulation products include: Quantum 3D, Rockwell Collins, Intevac Vision Systems, and Sensics.

        Our displays have been commercialized or prototyped for situational awareness and night vision/thermal imaging applications by military systems integrators including Elbit, L-3 Communications, Intevac Vision Systems, Nivisys, BAE Oasys Technology, Qioptiq, Rockwell Collins, Saab, Sagem DS, and Thales, among many others, as well as for related operations such as urban security, fire and rescue.

Commercial, Industrial, and Medical

        We believe that a wide variety of commercial and industrial markets offer significant opportunities for our products due to increasing demand for instant data accessibility in mobile workplaces. Some examples of potential microdisplay applications include: immediate access to inventory such as parts, tools and equipment availability; instant accessibility to maintenance or construction manuals; routine quality assurance inspection; endoscopic surgery; and real-time viewing of images and data for a variety of applications. As one potential example, a user wearing a HMD while using test equipment, such as oscilloscopes, can view technical data while simultaneously probing printed circuit boards. Current commercial products equipped with our OLED microdisplays in these sectors include those produced by Liteye, FLIR Systems, Nordic NeuroLab, VRmagic GmbH, Sensics and Total Fire Group, among others.

        We are exploring opportunities in the digital cinema Electronic View Finder ("EVF") market. These are similar to those found in consumer video cameras but are of significantly higher performance in the area of resolution and overall image quality.

Consumer

        We believe that the most significant driver of the longer term near-eye virtual imaging microdisplay market is growing consumer demand for mobile access to larger volumes of information and entertainment in smaller packages. This desire for mobility has resulted in the development of mobile video personal viewer products in two general categories: (i) an established market for electronic viewers incorporated in products such as viewfinders for digital cameras and video cameras which may potentially also be developed as personal viewers for cell phones and (ii) an emerging market for headset-application platforms which include accessories for mobile devices, portable DVD systems, electronic games, and other entertainment, and wearable computers.

        As our OLED displays are manufactured in increasingly higher volumes at reduced costs, we believe that our OLED microdisplay products will be increasingly well positioned to compete with and displace liquid crystal displays in the rapidly growing consumer market as demand for higher-resolution and better image quality evolves to meet the wish for more sophisticated Personal Viewers. Examples of potential applications for mobile Personal Viewers include handheld personal computers and mobile devices, like smartphones, whose small, direct view screens are often limitations, but which are now capable of running software applications that would benefit from a larger display accessory and entertainment and gaming video headset systems, which permit individuals to privately view television, including HDTV, video CDs, DVDs and video games on virtual large screens or stereovision.

Our Products

        Our first commercial microdisplay was the SVGA+ OLED microdisplay, which was introduced in 2001. In 2008, we introduced engineering samples of our SXGA OLED microdisplays and began selling significant quantities of the SXGA product in 2010. In the fourth quarter of 2011, we began selling pre-production samples of the WUXGA OLED microdisplays. eMagin OLED display products are being applied or considered for near-eye and headset applications in products to be manufactured by OEM customers for a wide variety of military, medical, industrial, and consumer applications. We offer our products to OEMs and other buyers as both separate components, integrated bundles coupled with our own optics, or full systems. We also offer engineering support to enable customers to quickly integrate our products into their own product development programs and offer design of customized displays with resolutions or features to meet special customer requirements.

        SVGA+ OLED Microdisplay Series (Super Video Graphics Array of 852x600).    This 0.62 inch diagonal microdisplay has a resolution of 852x600 triad pixels (1.53 million picture elements). The display also has an internal NTSC monochrome video decoder for low power night vision systems. SVGA+ Rev3 OLED-XL microdisplay is a power efficient OLED display solution for near-eye personal viewer applications which, uses less than 115 mW power in monochrome, such as for thermal imaging applications, and lower than 175 mW at 400 cd/m2 (60Hz video at 70 cd/m2) for full color video. This microdisplay has simpler calibration over temperature and is ideal for demanding binocular luminance and color matching.

        SXGA OLED-XL (Super eXtended Graphics Array, 1280 × 1024).    Our SXGA OLED microdisplay with a 0.77 inch diagonal active area provides 3,932,160 sub-pixels in an active area. The display's triad pixel array comprises triads of vertical sub-pixels stacked side by side to make up each 12 × 12mm color pixel. The SXGA OLED-XL microdisplay offers digital signal processing, requiring less than 200mW under typical operation. The supported video formats are SXGA, 720p, DVGA (through 1280 × 960 pixel doubling), and both frame sequential and field sequential stereovision.

        WUXGA OLED-XL (Widescreen Ultra eXtended Graphics Array, 1920 × 1200).    Our WUXGA OLED-XL microdisplay provides higher resolution than most HD (High Definition) flat screen televisions. With a triad sub-pixel structure this display is built of 7,138,360 active dots at 3.2 microns each. The WUXGA OLED-XL is built upon the voltage pixel drive approach first developed for the SXGA OLED-XL which provides improved uniformity, ultra-high contrast (measured at greater than 100,000:1) and lower power. The advanced of the WUXGA design features eMagin's proprietary "Deep Black" architecture that ensures that off-pixels are truly black, automatically optimizes contrast under all conditions, and delivers better pixel to pixel uniformity. The WUXGA OLED-XL includes a very low-power, low-voltage-differential-signaling (LVDS) serial interface and the overall display power requirement is typically less than 350 mW running standard video. Also included is eMagin's proprietary motion enhancement technology which smoothes video display and virtually eliminates unwanted artifacts. Like the SXGA, the WUXGA provides a FPGA driver design available on a separate, lower power driver board, or as source code for integration into end product electronics giving OEM developers maximum versatility and flexibility. On-board circuitry ensures consistent color and brightness over a wide range of operating temperatures.

        VGA OLED-XL (Video Graphics Array, 640 × 480).    The VGA OLED-XL microdisplay was added to eMagin's product line in April 2011 and is our smallest (0.5 inches) and lowest powered (<60 mW monochrome/<100 mW color). The VGA OLED-XL utilizes the same voltage pixel drive architecture and "Deep Black" technology as the SXGA and WUXGA designs and includes motion artifact reduction technology like the WUXGA. Also like the SXGA and WUXGA, the VGA provides a FPGA driver design for maximum flexibility and versatility. The VGA interface is 30-bit digital RGB.

        Lens and Design Reference Kits.    We offer a WF05 prism optic, with mounting brackets or combined with OLED microdisplays to form an optic-display module. We provide Design Reference Kits, which include a microdisplay and associated electronics to help OEMs evaluate our microdisplay products and to assist their efforts to build and test new products incorporating our microdisplays.

        Integrated Modules.    We provide near-eye virtual imaging modules that incorporate our OLED-on-silicon microdisplays with our lenses and electronic interfaces for integration into OEM products. We have shipped customized modules to several customers, some of which have incorporated our products into their own commercial products.

        Z800 3DVisor™    Our Z800 3DVisors™ give users the ability to work with their hands while simultaneously viewing information or video on the display. The Z800 3DVisor enables more versatile portable computing, using a 0.59-inch diagonal microdisplay (SVGA-3D capable of delivering an image that appears comparable to that of a 19-inch monitor at 22 to 24 inches from the eye, or a 105 inch movie screen at 12 foot distance.) Our systems are currently being used for personal entertainment, electronic gaming, and military training and simulation, among other applications. As of late 2013, we expect no additional Z800s will be produced for the foreseeable future.

        We must comply with all applicable export control laws including the Export Administration Regulations ("EAR") and the International Traffic in Arms Regulations ("ITAR"). Certain of our products may be deemed to be controlled for export by the U.S. Commerce Department's Bureau of Industry and Security under the EAR or by the U.S. State Department's Directorate of Defense Trade Controls ("DDTC") under the ITAR. We believe certain of our new products with both high brightness and high resolution will be classified as a defense articles and licenses from the DDTC will be required for exports. Failure to comply with these export control laws can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. Government.

Government Contract Funding

        We derive a portion of our revenue from funding that we receive pursuant to research contracts or subcontracts funded by various agencies of the United States Government. The revenue that we recognize from these contracts represents reimbursement by various government entities. In 2007, we were awarded a contract for the development of power efficient microdisplays for the United States Army Night Vision and Electronic Sensors Directorate ("NVESD"). In 2008, this agreement was renewed through 2010; it was renewed again though 2011. In 2010, we were awarded a Cooperative Research and Development Agreement by NVESD for the Development, Evaluation and Characterization of Active Matrix Organic Light Emitting Diode (AMOLED) for use in HMDs.

        In 2007, we were awarded a contract for the development of an ultra-high resolution display for United States Army Telemedicine and Advanced Technology Research Center ("TATRC"). In 2008 and 2009, this agreement was renewed through the first quarter of 2012. In February 2012, we were awarded a Small Business Innovation Research contract by the United States Special Operations Command to optimize our WUXGA (1920x1200) microdisplay for mass production for dual use applications.

        The U.S. Navy awarded eMagin a contract in 2011 for research and development of microdisplays using Silicon on Insulator technology. In 2012, we were awarded a follow-on contract for development of a high-brightness, high resolution microdisplay to be used for head-mounted avionics applications. Work on this contract continued throughout 2013 and is scheduled to be complete in 2014.

        Our government contracts require us to conduct the research effort described in the statement of work section of the contract. These contracts may be modified or terminated at the discretion of the government and are subject to authorization, appropriation and allocation of the required funding on an annual basis. On contracts for which we are the prime contractor, we subcontract portions of the work to various entities and institutions. Approximately 3% of 2013 revenue was related to research contracts funded by the U.S. Government as compared to 13% in 2012.

Our Strategy

        Our strategy is to strengthen our leadership position as a worldwide supplier of microdisplays and virtual imaging technology solutions for applications in high growth segments of the electronics industry by capitalizing on our experience and expertise in active matrix OLED technology. We aim to provide microdisplays and complementary accessories to enable OEM customers to develop and manufacture new and enhanced electronic products. Some key elements of our strategy to achieve these objectives include the following:

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  Strengthen our technology leadership.  As the first to exploit AMOLED microdisplays, we believe that we enjoy a significant advantage in bringing this technology to market. By continuing to invest in research and development, and protecting our intellectual property, we expect to further develop performance improvements and provide a competitive edge for our customers who integrate our displays into their end products.

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  Optimize microdisplay manufacturing efficiencies while protecting proprietary processes.  We intend to reduce our production costs primarily through increasing manufacturing yield and lowering fixed costs through reduced cycle time and increased automation, as well as equipment upgrades. We outsource certain portions of microdisplay production, such as chip fabrication, to minimize both our costs and time to market. We intend to retain the OLED-related processes in-house, where we have a core competency and manufacturing expertise. We also believe that by keeping these processes under tight control we can better protect our proprietary technology and process know-how. We believe that this strategy will also enhance our ability to continue to optimize and customize processes and devices to meet customer needs.

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  Build and maintain strong design capabilities.  We employ in-house design capabilities supplemented by outsourced design services. Building and maintaining this capability will allow us to reduce engineering costs, accelerate the design process and enhance design accuracy to respond to our customers' needs as new markets develop. In addition, we intend to maintain a product design staff capable of rapidly developing prototype products for our customers and strategic partners. Contracting third party design support to meet demand and for specialized design skills may also remain a part of our overall long term strategy. Given these capabilities we continue to look for opportunities to add value to our displays to increase revenue.

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  Leverage strategic relationships.  External relationships play an important role in our research and development efforts. Suppliers, equipment vendors, government organizations, contract research groups, external design companies, customer and corporate partners, consortia, and university relationships all enhance the overall research and development effort and bring us new ideas and solutions. In addition, we participate in industry associations such as Society Information Display ("SID"), FlexTech Alliance (formerly known as United States Display Consortium), OLED Association, Consumer Electronics Association, and the Association of the United States Army, among others. Furthermore, we have established a CRADA (Cooperative Research and Development Agreement) with the US Army/RDECOM/NVESD as of August 2010 for the purpose of evaluating and characterizing new and existing AMOLED microdisplay configurations. This agreement expires in 2015. We believe that strategic relationships allow us to better determine the demands of the marketplace and, as a result, allow us to focus our future research and development activities to satisfy our customers' evolving requirements.

Sales and Marketing

        We primarily provide our OLED display and optics components for OEMs to incorporate into their branded products and sell through their own well-established distribution channels. We have traditionally marketed and sold our products to customers through targeted selling, promotions, select advertising and attendance at trade shows. We identify companies with end products and applications for which we believe our products will provide a key differentiator. Marketing efforts focus on identifying prospects and communicating the product performance attributes foremost in the minds of purchasing decision-makers. We believe that this approach positions us to achieve the highest possible return on investment for our marketing expense.

        We market our products in North America, Asia, and Europe directly from our sales office located in our Bellevue, Washington facility. We also have distributors in China and Korea.

        An OEM design cycle typically requires between 6 and 36 months, depending on the uniqueness of the market, the complexity of the end product, or in the case of military OEM customers, government procurement schedules. Because our microdisplays are the main functional component that defines many of our customers' end products, we work closely with customers to provide technical assistance throughout the product evaluation and integration process.

Customers

        Customers for our products include both large multinational and smaller OEMs. We maintain relationships with OEMs in a diverse range of industries encompassing the military, industrial, medical, and consumer market sectors. The following table estimates net product revenues in the market sectors for the years ended December 31, 2013 and 2012, respectively:

	For the Years Ended December 31,
Market	2013	2012
Commercial	14%	16%
Military	68%	61%
Commercial and Military	18%	23%

        The following table represents the domestic and international revenues as a percentage of total net revenues for the years ended December 31, 2013 and 2012, respectively:

	For the Years Ended December 31,
Geographic Location	2013	2012
United States	62%	67%
International	38%	33%

        In 2013, we had 10 customers that accounted for approximately 59% of our total revenue as compared to 10 customers that accounted for approximately 53% of our total revenue in 2012. In 2013, we had 2 customers that accounted for more than 10% of our total revenue and in 2012, we had 1 customer that accounted for more than 10% of our total revenue.

        The following table represents the domestic and international revenues as a percentage of total net revenues for the period ended March 31, 2014:

Geographic Location	For the Three Months Ended March 31, 2014
United States	47%
International	53%

        For the three months ended March 31, 2014, there was no customer that accounted for more than 10% of our net revenue. The following table estimates net product revenues in the market sectors for the three months ended March 31, 2014:

Market	For the Three Months Ended March 31, 2014
Commercial	17%
Military	59%
Commercial and Military	24%

Backlog

        As of June 13, 2014, we had a backlog of approximately $12.6 million for purchases through December 2014. This backlog primarily consists of non-binding purchase orders and purchase agreements but does not include expected revenue from R&D contracts or expected NRE (non-recurring engineering) programs under development. The majority of our backlog consists of non-binding purchase orders or purchase agreements for delivery over the next six months. Most purchase orders are subject to rescheduling or cancellation by the customer with no or limited penalties. We believe that the backlog metric is of limited utility in predicting future sales because many of our OEM customers operate on a ship-to-order basis. Variations in the magnitude and duration of purchase orders and customer delivery requirements may result in substantial fluctuations in backlog from period to period.

Manufacturing Facilities

        Our manufacturing facilities are located at IBM's Microelectronics Division facility, known as the Hudson Valley Research Park, located about 70 miles north of New York City in Hopewell Junction, New York. We lease approximately 37,000 square feet of space which houses our own equipment for OLED microdisplay fabrication and research and development, includes a 16,300 square foot class 10 clean room space, additional lower level clean room space, assembly space and administrative offices.

        Facilities services provided by IBM include our clean room, pure gases, high purity de-ionized water, compressed air, chilled water systems, and waste disposal support. This infrastructure provided by our lease with IBM provides us with many of the resources of a larger corporation without the added overhead costs. It further allows us to focus our resources more efficiently on our product development and manufacturing goals.

        We believe manufacturing efficiency is an important factor for success, especially in the consumer markets. Although, we currently have the equipment needed for profitable production in place, we purchased $0.3 million in the first quarter of 2014, $1.9 million and $2.5 million in 2013 and 2012, respectively, of additional equipment mainly related to manufacturing and we plan to add $1.9 million of equipment in the remaining 3 quarters of 2014 to increase capacity and yield and to meet expected demand for our microdisplays.

Competition

        The industry in which we operate is highly competitive. We face competition from legacy technologies such as transmissive liquid crystal microdisplays (LCDs) as well as from alternative flat panel display technologies such as virtual scanning retinal displays. There are many large and small companies that manufacture or have in development products based on these technologies. Kopin Corporation manufactures both transmissive and reflective LCDs and is currently our principal competitor.

        There are a few manufacturers of high resolution OLED microdisplays that produce microdisplays that compete with our microdisplay products. They are Yunnan North OLEiD Opto-Electronic Technology Co., Ltd., in China (also known as Olightek), and MicroOLED, in France. Both are shipping OLED microdisplays into the market. Sony Mobile Display Corp., in Japan, produces OLED microdisplays for integration into Sony's own higher-level systems such as digital cameras and HMDs. In the near-term we do not expect these companies to significantly affect our U.S. military business, however we anticipate some affect from this competition on our international and commercial business.

        Sony has developed and released a 3D consumer HMD that utilizes their OLED microdisplays and was specifically designed for the consumer with their typical electrical interfaces. We do not expect the introduction of this product to significantly affect sales of our Z800 in our historical markets. The Z800 has an established OEM base and has more flexible interfaces for ease of integration into the training and simulation market (largest market segment), where the Sony HMD was specifically designed for the consumer. However, even though the Z800 represents a very small part of our business, we have experienced a decline in Z800 sales. We have stopped production on the Z800 until it is updated from analog to digital with increased resolution.

        We may also compete with potential licensees of Universal Display Corporation or Global OLED Technology LLC among others, each of which potentially can license OLED technology portfolios. If other new OLED-based companies enter our markets with directly relevant display designs and without manufacturing and reliability issues, we will face additional competition, though we believe that our progress to date in this area gives us a significant head start.

        In the future, we believe that competition will come from LCOS ("liquid crystal on silicon"), small transmissive LCDs, and OLED microdisplays manufactured by competitors. While we believe that OLED technology is technically superior providing higher quality images, greater environmental ruggedness, reduced electronics cost and complexity, and improved power efficiency microdisplays, there is no assurance that we will continue to be the dominant OLED microdisplay supplier.

Intellectual Property

        We believe we have developed a substantial intellectual property portfolio of patents, trade secrets and manufacturing know-how. It is important to protect our investment in technology by obtaining and enforcing intellectual property rights, including rights under patent, trademark, trade secret and copyright laws. We seek to protect inventions we consider significant by applying for patents in the United States and other countries when appropriate. The U.S. Government holds licenses to much of our technology as a result of its funding a significant portion of our research and development.

        Our intellectual property covers a wide range of materials, device structures, processes, and fabrication techniques, primarily concentrated in the following areas:

  •
  OLED Devices, Architecture, Structures, and Processes;

  •
  Display Color Processing and Sealing;

  •
  Active Matrix Circuit Methodologies and Designs;

  •
  Lenses and Tracking (Eye and Head);

  •
  Ergonomics and Industrial Design;

  •
  Wearable Computer Interface Methodology; and

  •
  Legacy Field Emission and General Display Technologies.

        We believe that, in addition to patent protection, our success is dependent upon non-patentable trade secrets and technical expertise. To protect this information and know-how from unauthorized use or disclosure, we use nondisclosure agreements and other measures to protect our proprietary rights, and we require all employees, and where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality and non-competition agreements. We believe that our intellectual property portfolio, coupled with our strategic relationships and accumulated manufacturing know-how in OLED, gives us a significant advantage over potential competitors.

Employees

        As of June 13, 2014, we had a total of 104 employees, of which 100 were full time. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Available Information

        Our website address is www.emagin.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our Proxy Statements and all amendments to such reports filed under the Securities and Exchange Act after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission (SEC). These reports may be accessed from our website by following the links under "Investors," then "SEC Filings." The information found on our website is not part of this or any report we file with or furnish to the SEC. We assume no obligation to update or revise any forward-looking statements in this prospectus or in other reports filed with the SEC, whether as a result of new information, future events or otherwise, unless we are required to do so by law.

        We also post on our website the charters of our Audit, Compensation, Governance and Nominating committees, our Code of Ethics and any amendments of or waiver to such code of ethics, and other corporate governance materials recommended by the SEC as they occur, as well as earnings press releases and other business-related press releases.

 RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

 RISKS RELATED TO OUR FINANCIAL RESULTS

We have had losses in the past and may incur losses in the future.

        Our accumulated deficit is approximately $203 million as of March 31, 2014. We can give no assurances that we will be profitable in the future. We cannot assure investors that we will sustain profitability or that we will not incur operating losses in the future.

We may not be able to execute our business plan due to a lack of cash from operations.

        We anticipate that our cash from operations will be sufficient to meet our requirements over the next twelve months. In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we may have to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. No assurance can be given that if additional financing is necessary, that it will be available, or if available, will be on acceptable terms.

Our operating results have significant fluctuations.

        In addition to the variability resulting from the short-term nature of commitments from our customers, other factors contribute to significant periodic quarterly fluctuations in results of operations. These factors include, but are not limited to, the following:

  •
  the receipt and timing of orders and the timing of delivery of orders;

  •
  the inability to adjust expense levels or delays in adjusting expense levels, in either case in response to lower than expected revenues or gross margins;

  •
  the volume of orders relative to our manufacturing capacity;

  •
  product introductions and market acceptance of new products or new generations of products;

  •
  changes in cost and availability of labor and components;

  •
  product mix;

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  variation in operating expenses; regulatory requirements and changes in duties and tariffs;

  •
  pricing and availability of competitive products and services; and

  •
  changes, whether or not anticipated, in economic conditions.

        Accordingly, the results of any past periods should not be relied upon as an indication of our future performance.

RISKS RELATED TO MANUFACTURING

The manufacture of active matrix OLED microdisplays continues to evolve as better methods are discovered and employed and therefore we may encounter manufacturing issues or delays.

        Ours is an evolving technology and we are pioneers in this active matrix OLED microdisplay manufacturing technique. As such, we cannot assure you that we will be able to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we cannot assure you that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a mostly non-redundant single manufacturing facility.

        We currently have little equipment redundancy in our manufacturing facility. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers in a timely manner. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery, installation, testing, repair and maintenance of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line.

We rely on key sole source and limited source suppliers.

        We depend on a number of sole source or limited source suppliers for certain raw materials, components, and services. These include circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous to eMagin due to performance, quality, support, delivery, capacity, or price considerations (or a combination thereof). Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could materially and adversely affect our operating results. We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we provide the design layouts to a sole semiconductor contract manufacturer who manufactures the integrated circuits on silicon wafers. Our inability to obtain sufficient quantities of components and other materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results. Generally, we do not have long term contracts or written agreements with our source suppliers, but instead operate on the basis of short term purchase orders.

Our results of operations, financial condition and business would be harmed if we were unable to balance customer demand and capacity.

        As customer demand for our products changes, and as we enter new markets which may require higher volume mass production, we must be able to ramp up or adjust our production capacity to meet demand. We are continually taking steps to address our manufacturing capacity needs for our products. If we are not able to expand or if we increase our capacity too quickly, our prospects may be limited and our business and results of operations could be adversely impacted. If we experience delays or unforeseen costs associated with adjusting our capacity levels, we may not be able to achieve our financial targets. For some of our products, vendor lead times exceed our customers' required delivery time causing us to order to forecast rather than order based on actual demand. Ordering raw material and building finished goods based on forecasts exposes us to numerous risks including potential inability to service customer demand in an acceptable timeframe, holding excess inventory or having unabsorbed manufacturing overhead.

Variations in our production yields impact our ability to reduce costs and could cause our margins to decline and our operating results to suffer.

        All of our products are manufactured using technologies that are highly complex. The number of usable items, or yield, from our production processes may fluctuate as a result of many factors, including but not limited to the following:

  •
  variability in our process repeatability and control;

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  contamination of the manufacturing environment or equipment;

  •
  equipment failure, power outages, or variations in the manufacturing process;

  •
  lack of consistency and adequate quality and quantity of piece parts and other raw materials;

  •
  defects in packaging either within or without our control;

  •
  any transitions or changes in our production process, planned or unplanned; and

  •
  certain customer requirements outside of our normal specifications.

We could experience manufacturing interruptions, delays, or inefficiencies if we are unable to timely and reliably procure components from single-sourced suppliers.

        We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may not be successful in protecting our intellectual property and proprietary rights.

        We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, and protection of our intellectual property rights may be limited in certain foreign countries. On April 30, 2007, the U.S. Supreme Court, in KSR International Co. vs. Teleflex,  Inc. , mandated a more expansive and flexible approach towards a determination as to whether a patent is obvious and invalid, which may make it more difficult for patent holders to secure or maintain existing patents. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. For a period prior to 2008, we were not in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

        In addition to patent protection, we also rely on trade secrets and other non-patented proprietary information relating to our product development and manufacturing activities. We try to protect this information through appropriate efforts to maintain its secrecy, including requiring employees and third parties to sign confidentiality agreements. We cannot be sure that these efforts will be successful or that the confidentiality agreements will not be breached. We also cannot be sure that we would have adequate remedies for any breach of such agreements or other misappropriation of our trade secrets or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

        The commercial market for microdisplays is still emerging. Our long-term success may depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market.

The microdisplay systems business is intensely competitive.

        We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

  •
  our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;

  •
  our ability to address the needs of our customers and the quality of our customer services;

  •
  the quality, performance, reliability, features, ease of use and pricing of our products;

  •
  successful expansion of our manufacturing capabilities;

  •
  our efficiency of production, and ability to manufacture and ship products on time;

  •
  the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;

  •
  the market acceptance of our customers' products; and

  •
  product or technology introductions by our competitors.

        Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry may be cyclical.

        Our business strategy is dependent on OEM manufacturers building and selling products that incorporate our OLED displays as components into those products. Industry-wide fluctuations could cause significant harm to our business. The OLED microdisplay sector may experience overcapacity, if and when all of the facilities presently in the planning stage come on line, leading to a difficult market in which to sell our products.

Our competitors have many advantages over us.

        As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies who may be subsidized by their governments. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our products are subject to lengthy OEM development periods.

        We sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant, often with a duration of between one and three years. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

In order to increase or maintain our profit margins we may have to continuously develop new products, product enhancements and new technologies.

        In some markets, prices of established products tend to decline over time. In order to increase or maintain our profit margins over the long term, we believe that we will need to continuously develop new products, product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful, that we will have the resources to fund the expenditures necessary to implement certain cost-saving measures, or that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products with higher selling prices that may or may not offset price declines in more mature products. If we fail to do so, our results of operations could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

        We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of attracting and retaining new personnel may have a materially adverse effect on our business and our operating results.

Our success depends in a large part on the continuing service of key personnel.

        Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel and will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our operating results are substantially dependent on the development and acceptance of new products and technology innovations.

        Our future success may depend on our ability to develop new and lower cost solutions for existing and new markets and for customers to accept those solutions. We must introduce new products in a timely and cost-efficient manner, and we must secure production orders for those products from our customers. The development of new products is a highly complex process, and we historically have experienced delays in completing the development and introduction of new products. Some or all of those technologies or products may not successfully make the transition from the research and development lab. Even when we successfully complete a research and development effort with respect to a particular product or technology, it may fail to gain market acceptance. The successful development and introduction of these products depends on a number of factors, including the following:

  •
  achievement of technology breakthroughs required to make commercially viable devices;

  •
  the accuracy of our predictions of market requirements;

  •
  acceptance of our new product designs;

  •
  acceptance of new technology in certain markets;

  •
  the availability of qualified research and development and product development personnel;

  •
  our timely completion of product designs and development;

  •
  our ability and available resources to expand sales;

  •
  our ability to develop repeatable processes to manufacture new products in sufficient quantities and at low enough costs for commercial sales;

  •
  our customers' ability to develop competitive products incorporating our products; and

  •
  acceptance of our customers' products by the market.

        If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

If government agencies or companies discontinue or curtail their funding for our research and development programs our business may suffer.

        Changes in federal budget priorities could adversely affect our contract and display product revenue. Historically, government agencies have funded a significant part of our research and development activities. Our funding has the risk of being redirected to other programs when the government changes budget priorities, such as in time of war or for other reasons. Government contracts are also subject to the risk that the government agency may not appropriate and allocate all funding contemplated by the contract. In addition our government contracts generally permit the contracting authority to terminate the contract for the convenience of the government. The full value of the contracts would not be realized if they were prematurely terminated. We may be unable to incur sufficient allowable costs to generate the full estimated contract values. Furthermore, the research and development and product procurement contracts of the customers we supply may be similarly impacted. If the government funding is discontinued or reduced, our ability to develop or enhance products could be limited and our business results or operations and financial conditions could be adversely affected.

Our business depends on new products and technologies.

        The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

        Our business has primarily operated on the basis of short-term purchase orders. We receive some longer term purchase agreements, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production primarily on the basis of internally generated forecasts of demand based on communications with customers, and available industry data which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in eMagin may decline.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our active matrix OLED technology.

        Our prospects could be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our active matrix OLED microdisplay technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so could have a material adverse effect on our business.

Our business currently depends largely on our ability to manufacture and sell displays.

        Any interruption in our manufacturing processes or demand for our displays will negatively impact our business, including operations and financial condition.

Our business depends to some extent on international transactions.

        We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with foreign entities. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the foreign OEMs that are the most likely long-term purchasers of our microdisplays expose us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-

national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

        Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

        We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

Some of our business is subject to U.S. government procurement laws and regulations.

        We must comply with certain laws and regulations relating to the formation, administration and performance of federal government contracts. These laws and regulations affect how we conduct business with our federal government contracts, including the business that we do as a subcontractor. In complying with these laws and regulations, we may incur additional costs, and non-compliance may lead to the assessment of fines and penalties, including contractual damages, or the loss of business.

Our international sales and operations are subject to export laws and regulations.

        We must comply with all applicable export control laws including the Export Administration Regulations ("EAR") and the International Traffic in Arms Regulations ("ITAR"). Certain of our products may be deemed to be controlled for export by the U.S. Commerce Department's Bureau of Industry and Security under the EAR or by the U.S. State Department's Directorate of Defense Trade Controls ("DDTC") under the ITAR. We believe certain of our new products with both high brightness and high resolution will be classified as a defense articles and licenses from the DDTC will be required for exports. Failure to comply with these export control laws can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. Government.

Current adverse economic conditions may adversely impact our business, operating results and financial condition.

        The current economic conditions and market instability may affect our customers and suppliers. Any adverse financial or economic impact to our customers may impact their ability to pay timely, or result in their inability to pay. It may also impact their ability to fund future purchases, or increase the sales cycles which could lead to a reduction in revenue and accounts receivable. Our suppliers may increase their prices or may be unable to supply needed raw materials on a timely basis which could result in our inability to meet customers' demand or affect our gross margins. Our suppliers may, also, impose more stringent payment terms on us. The timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not be materially and adversely affected.

RISKS RELATED TO OUR STOCK

Our failure to meet the continued listing requirements of The NYSE MKT LLC could result in a de-listing of our common stock.

        If we fail to satisfy the continued listing requirements of The NYSE MKT LLC, such as the corporate governance requirements or the minimum closing bid price requirement, the NYSE MKT may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NYSE MKT's listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NYSE MKT minimum bid price requirement or prevent future non-compliance with the NYSE MKT's listing requirements.

We are subject to significant corporate regulation as a public company and failure to comply with all applicable regulations could subject us to liability or negatively affect our stock price.

        As a publicly traded company, we are subject to a significant body of regulation, including the Sarbanes-Oxley Act of 2002. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices in corporate governance and continue to update this program in response to newly implemented or changing regulatory requirements, we cannot provide assurance that we are or will be in compliance with all potentially applicable corporate regulations. For example, in our Quarterly Report on Form 10-Q filed for the fiscal quarter ended March 31, 2014, we disclosed that we had determined that we did not have adequate control review procedures for recognizing the need to revise our inventory calculation method for changing economic conditions. The inadequacy of these procedures constituted a material weakness in our internal control over financial reporting, which in turn led our management to determine that our disclosure controls and procedures were not effective.

        In addition, we cannot provide assurance that, in the future, our management will not find a material weakness in connection with its annual review of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We also cannot provide assurance that we could correct any such weakness to allow our management to assess the effectiveness of our internal control over financial reporting as of the end of our fiscal year in time to enable our independent registered public accounting firm to state that such assessment will have been fairly stated in our Annual Report on Form 10-K or state that we have maintained effective internal control over financial reporting as of the end of our fiscal year or any fiscal quarter, as the case may be. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines or other sanctions or litigation. If we must disclose any material weakness in our internal control over financial reporting, our stock price could decline.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

        Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create a series of preferred stock, we may issue such shares in the future.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

        Our common stock is traded on the NYSE MKT and, despite certain increases of trading volume from time to time, there have been periods when it could be considered "thinly-traded," meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

        If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management's attention and harm our business.

Our stockholders may experience significant dilution as a result of the sale of securities offered by this prospectus.

        To the extent that we raise additional funds through the sale of securities offered by this prospectus, our stockholders may experience significant dilution. Sale of additional equity and/or convertible securities at prices below certain levels will trigger anti-dilution provisions with respect to certain securities we have previously sold. If additional funds are raised through a credit facility or the issuance of preferred stock, lenders under the credit facility or holders of preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

The market price of our common stock may be volatile.

        The market price of our common stock has been subject to wide fluctuations. During our four most recently completed fiscal quarters, the closing price of our stock ranged from a low of $2.29 on March 24, 2014, to a high of $3.90 on May 15, 2013. The market price of our common stock in the future is likely to continue to be subject to wide fluctuations in response to various factors, including, but not limited to, the following:

  •
  variations in our operating results and financial conditions;

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  actual or anticipated announcements of technical innovations, new product developments, or design wins by us or our competitors;

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  general conditions in the semiconductor and flat panel display industries; and

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  worldwide economic and financial conditions.

        In addition, the public stock markets have experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. The broad market fluctuations and other factors may continue to adversely affect the market price of our common stock.

Concentration of ownership of our stock may enable one stockholder or a small number of stockholders to significantly influence matters requiring stockholder approval.

        As of June 13, 2014, Stillwater Holdings LLC (f/k/a Stillwater LLC) owned approximately 18% of our outstanding voting stock, Flat Creek Fiduciary Management, as trustee of a trust which the sole member of Stillwater Holdings LLC has investment control, owned approximately 13.5% of our outstanding voting stock and the sole member of Stillwater Holdings LLC, the investment manager of Rainbow Gate Corporation, owned approximately 5.5% of our outstanding voting stock. Together such stockholders owned approximately 37% of our outstanding voting stock. As a result, these stockholders, if they act together, may be able to exert a significant degree of influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Further, if these stockholders act together with another stockholder, Ginola Limited, which has common directors with Mount Union Corp., Chelsea Trust Company and Crestflower Corporation, as of June 13, 2014, they would collectively have represented approximately 46% of our outstanding voting stock. This concentration of ownership may facilitate or hinder a change of control and might affect the market price of our common stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Nevertheless, the ability to influence the election of the Board of Directors or otherwise have influence does not modify the fiduciary duties of the Board of Directors to represent the interests of all stockholders.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

        In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

        You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, as well as the risk factors referred to on page 9 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

        The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

THE SECURITIES WE MAY OFFER

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

        We may sell from time to time, in one or more offerings:

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  shares of our common stock;

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  shares of our preferred stock;

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  warrants to purchase any of the securities listed above; and/or

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  units consisting of any of the securities listed above.

        The terms of any securities we offer will be determined at the time of sale. We may issue securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the Delaware General Corporation Law.

Common Stock

        We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. As of June 13, 2014, there were 23,995,982 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

        We are authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value. The 10,000,000 shares of preferred stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a "series" of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

        We filed the Certificate of Designations with the State of Delaware on December 19, 2008. The Certificate of Designations designates 10,000 shares of our preferred stock as Series B Convertible Preferred Stock. The preferred stock has a stated value of $1,000 and has a conversion price of $0.75 per share. The preferred stock does not pay interest. The holders of the preferred stock are not entitled to receive dividends unless the Board of Directors declares a dividend for holders of our common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its preferred stock into shares of our common stock. Each share of preferred stock has voting rights equal to (i) the number of shares of our common stock issuable upon conversion of such shares of preferred stock at such time (determined without regard to the shares of common stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of preferred stock) when the preferred stock votes together with our common stock or any other class or series of our capital stock and (ii) one vote per share of preferred stock when such vote is not covered by the immediately preceding clause. In the event of our liquidation, dissolution, or winding up, the preferred stock is entitled to receive liquidation preference before the common stock. We may at our option redeem the preferred stock by providing the required notice to the holders of the preferred stock and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder's shares of outstanding preferred stock to be redeemed. As of June 13, 2014, there were 5,659 shares of preferred stock issued and outstanding.

Delaware Law and Certain Charter and By-law Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

        Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Transfer Agent and Registrar

        Our transfer agent for our common stock is Continental Stock Transfer, 17 Battery Place, New York, NY 10004.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. If there are differences between that prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to a particular series of warrants. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

        We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

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  the offering price and aggregate number of warrants offered;

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  the currency for which the warrants may be purchased;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the warrant agreement under which the warrants will be issued;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  anti-dilution provisions of the warrants, if any;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

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  the manner in which the warrant agreement and warrants may be modified;

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  the identities of the warrant agent and any calculation or other agent for the warrants;

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  federal income tax consequences of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants;

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  any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

        Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the securities purchasable upon exercise of the warrant.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

        Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

        No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

        Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

Calculation Agent

        Calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.

        The calculation agent's determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement will describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  any unit agreement under which the units will be issued;

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  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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  whether the units will be issued in fully registered or global form.

        The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered pursuant to this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, if any, and if required, any dealers or agents;

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  the purchase price of the securities and the proceeds we will receive from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        We may distribute the securities from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed;

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  market prices prevailing at the time of sale;

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  prices related to such prevailing market prices; or

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  negotiated prices.

        Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

        If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

        If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

        We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

        To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

        Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on The NYSE MKT LLC. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

        In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

        McGladrey LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon which is incorporated by reference in this prospectus and registration statement, our consolidated balance sheets as of December 31, 2013 and 2012 and the related the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which are incorporated herein by reference in reliance upon the auditors' opinion based on their expertise in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC's rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to "incorporate by reference" the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 13, 2014;

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  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed on May 13, 2014;

  •
  Definitive Information Statement on Schedule 14A filed on April 11, 2014;

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  Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on May 8, 2014, May 16, 2014 and May 23, 2014; and

  •
  The description of our common stock contained in our Form 8-A12B filed on May 12, 2010.

        We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

        You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at:

Andrew G. Sculley, Chief Executive Officer
eMagin Corporation
3006 Northup Way, Suite 103,
Bellevue, WA 98004
(425)-284-5200

3,300,000 shares of common stock
            Warrants to purchase 1,650,000 shares of common stock

Rodman & Renshaw
a unit of H.C. Wainwright & Co.

May 19, 2017